EXHIBIT 99.1

FieldPoint Petroleum Corporation Updates Drilling Activities

AUSTIN, TX - (BUSINESS WIRE) - August 23, 2005 - FieldPoint Petroleum Corporation (OTCBB:-FPPC-News) today announced that the Company and its partners are currently drilling the Mercury Fee #1in Eddy County, New Mexico to a total depth of 12,900 feet. The Company is targeting the Morrow formation, and as of today drilling depth of approximately 10,000 feet has been reached. FieldPoint will have a 10% working interest in the well. Assuming the Mercury Fee #1 well finds certain expected targeted zones, we anticipate additional wells could be drilled.

Patterson-UTI Energy (NASDAQ:PTEN) rig # 511 is on site. The 1200 horsepower rig is rated for 15,000 feet and will drill approximately 12,900 feet to the Morrow target. FieldPoint anticipates the drilling and or completion phase for this well to be complete by the approximate end of September 2005. The Company believes the Morrow formation has the potential to be a prolific gas producing zone in this area.

The second well in the Company's 2005 drilling program was drilled in Yoakum County, Texas to a total depth of approximately 9,500 feet. The Hunger Buster #1 was to target the Wolfcamp formation, the DST (Drill Stem Test) was 100% formation water. Currently, completion of the San Andres at 5,374-5,400 feet is being attempted in this well. The Korczak Federal #1, the first well we drilled this year, is currently producing in the middle Morrow formation at approximately 500 mcf per day. The company and its partners anticipate evaluating the upper Morrow for a completion attempt at a later date.

Ray D. Reaves, President and CEO of FieldPoint stated, "In light of this high commodities price environment, we are very pleased to be aggressively drilling for oil and gas in addition to remaining 100% un-hedged. In addition to the multiple wells mentioned in this release, we also recently filed a permit to drill in Palo Duro Basin sometime in 2006 where we previously acquired 3235 acres. These opportunities hold the potential to materially expand our production levels and enhance shareholder value."

About FieldPoint Petroleum Corp. www.fppcorp.com

FieldPoint Petroleum Corporation is engaged in oil and gas exploration, production and acquisition, primarily in New Mexico, Oklahoma, Texas and Wyoming.

This press release may contain projection and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended. Any such projections or statement reflect the company's current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur or that such projections will be achieved and that actual results could differ materially from those projected. A discussion of important factors that could cause actual results to differ from those projected, such as decreases in oil and gas prices and unexpected decreases in oil and gas production is included in the company's periodic reports filed with the Securities and Exchange Commission (at www.sec.gov).

Contact: Ray D. Reaves, President (512)250-8692 or fppc@ix.netcom.com